Exhibit 2.2

CONTRIBUTION AGREEMENT

THIS CONTRIBUTION AGREEMENT (this “Agreement”) is entered into as of November 25, 2015, by and among Mattress Firm Holding Corp., a Delaware corporation (“Parent”), Mattress Firm, Inc., a Delaware corporation and wholly owned subsidiary of Parent (“Buyer”), and Adam Blank (“Contributor”).

WHEREAS, concurrently with the execution and delivery of this Agreement, the Stock Purchase Agreement (the “Purchase Agreement”) by and among Buyer, HMK Mattress Holdings LLC, a Delaware limited liability company (the “Company”), CCP IV Holdings, LLC, a Delaware limited liability company (“CCP IV Blocker”), CXV Holdings, LLC, a Delaware limited liability company (“CXV Blocker”), and CCP IV SBS Holdings, LLC, a Delaware limited liability company (“CCP IV SBS Blocker,” and collectively with CCP IV Blocker and CXV Blocker, the “Blockers,” and each individually, a “Blocker”), the equityholders of the Company and the Blockers listed on the signature pages attached thereto (the “Sellers”), and, solely in their respective capacities as the representatives of the Sellers, David Acker, an individual, and Calera Capital Partners IV, L.P., a Delaware limited partnership (together, the “Sellers Representative”), is being entered into pursuant to which the Sellers are agreeing to sell, directly or indirectly, all of the outstanding equity interests of the Company to Buyer that are held by the Sellers and not contributed to Parent pursuant this Agreement (the “Acquisition”), upon the terms and conditions set forth in the Purchase Agreement (capitalized terms used but not defined herein shall have the meanings ascribed to them in the Purchase Agreement);

WHEREAS, Contributor owns certain Common Units and Class A Profits Units of the Company; and

WHEREAS, pursuant to this Agreement, immediately prior to the Closing, (i) Contributor desires to contribute to Buyer, in exchange for shares of Parent Stock (as defined below), a number of Common Units of the Company (the “Contributed Units”) equal to the quotient of (x) an amount between $8,000,000-10,000,000, as elected by Contributor at least three (3) Business Days prior to Closing in his sole discretion, divided by (y) the amount that would be payable pursuant to Section 1.3 of the Purchase Agreement with respect to each Contributed Unit if the Contributed Units were sold to Buyer pursuant to the Purchase Agreement, (ii) Buyer desires to accept the Contributed Units from Contributor and (iii) Parent, on behalf of Buyer, desires to issue and deliver to Contributor such shares of Parent Stock.

NOW, THEREFORE, in consideration of the foregoing premises, the mutual covenants herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1.                                      Contribution.

(a)                                 Notice of Elected Amount.  At least three (3) Business Days prior to the anticipated Closing Date, Contributor shall deliver to Buyer and Parent a written notice setting forth the exact dollar amount of the Estimated Net Purchase Price Per Seller otherwise payable to Contributor pursuant to the Purchase Agreement that Contributor desires to receive in Parent Stock pursuant to the terms of this Agreement in lieu of cash (the “Elected Amount”).

(b)                                 Rollover Equity Investment.  Contemporaneously with the Closing, Contributor shall contribute, transfer and assign to Buyer all of his right, title, and interest in and to the Contributed Units, free and clear of all Encumbrances other than restrictions on transfer under applicable state or federal securities Laws or under any organizational documents of the Company (the “Unit Contribution”), in exchange for a number of shares of common stock of Parent (the “Parent Stock”) in the amount equal to (i) the Elected Amount, divided by (ii) $43.36. The shares of Parent Stock to be issued to Contributor shall be issued free and clear of all Encumbrances other than restrictions on transfer under applicable state or federal securities Laws or under any organizational documents of Parent or other Encumbrances created by Contributor.

(c)                                  Notwithstanding anything to the contrary herein, no cash consideration shall be paid at the Closing with respect to the Contributed Units (other than cash paid in lieu of fractional shares of Parent Stock).

(d)                                 Each share of Parent Stock issued to Contributor pursuant to Section 1(e) shall reflect the following restrictive legends:

“THESE SHARES OF COMMON STOCK HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”) OR ANY STATE SECURITIES LAWS.  THE SHARES HAVE BEEN ACQUIRED FOR INVESTMENT AND MAY NOT BE OFFERED, SOLD, PLEDGED, HYPOTHECATED, EXCHANGED, TRANSFERRED OR OTHERWISE DISPOSED OF (I) UNLESS (A) REGISTERED UNDER THE ACT AND ANY APPLICABLE STATE SECURITIES AND ‘BLUE SKY’ LAWS OR (B) AN EXEMPTION FROM REGISTRATION UNDER THE ACT AND ANY SUCH LAWS IS AVAILABLE OR (II) UNLESS SOLD PURSUANT TO AND IN COMPLIANCE WITH RULE 144 OF THE ACT AND APPLICABLE SECURITIES OR ‘BLUE SKY’ LAWS.

THE HOLDER OF THESE SHARES OF COMMON STOCK IS SUBJECT TO A LOCK-UP AGREEMENT WITH THE ISSUER PURSUANT TO THAT CERTAIN CONTRIBUTION AGREEMENT DATED              , 2015 BY AND AMONG MATTRESS FIRM, INC., MATTRESS FIRM HOLDING CORP. AND ADAM BLANK.”

(e)                                  The closing of the transactions contemplated hereby (the “Rollover Closing”) shall take place substantially contemporaneously with the Closing at the offices of Gibson, Dunn & Crutcher LLP, 200 Park Avenue, New York, New York, 10166.  At the Rollover Closing:

(i)                                     Parent, on behalf of Buyer, shall deliver to Contributor:

(1)                                 evidence of the delivery of an instruction letter to Parent’s transfer agent authorizing and directing such transfer agent to issue the Parent Stock to Contributor (it being agreed that Buyer and Parent shall take any other actions reasonably necessary to cause the issuance of the Parent Stock as contemplated hereunder); and

(2)                                 a counterpart of the Joinder to Registration Rights Agreement in substantially the form attached hereto as Exhibit A (the “Joinder”), duly executed by Parent and such additional signatories as required pursuant to that certain Registration Rights

Agreement entered into as of the 23rd day of November, 2011 by and among (i) Parent, (ii) Mattress Holdings, LLC (“Holdings”) and (iii) certain equity holders of Holdings (the “Registration Rights Agreement”) to effect the joinder of Contributor thereto.

(ii)                                  Contributor shall deliver to Parent and Buyer:

(1)                                 an assignment of all of the right, title and interest in one hundred percent (100%) of the Contributed Units, together with the certificates representing such Contributed Units, if any, duly endorsed in blank or accompanied by equity powers or other documents of transfer duly endorsed in blank in proper form, in each case, sufficient to validly convey Contributor’s ownership interest in such Contributed Units to Buyer, free and clear of all Encumbrances other than restrictions on transfer under any applicable state or federal securities Laws or under any organizational documents of the Company; and

(2)                                 a counterpart of the Joinder, duly executed by Contributor.

(f)                                   The respective obligations of each party hereto to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to Closing, of each of the conditions set forth in Article VI of the Purchase Agreement, any of which may, to the extent permitted by applicable Law, be waived in writing by any party in its sole discretion (provided that such waiver shall only be effective as to the rights of such waiving party).

(g)                                  In the event that the Rollover Closing has occurred but the Closing of the Acquisition does not occur for any reason whatsoever, Contributor shall promptly return to Parent all Parent Stock acquired pursuant to this Agreement and Buyer shall return, as promptly as practicable, to Contributor the Contributed Units transferred by it to Buyer at the Rollover Closing and upon compliance with the foregoing, no party shall have any further rights or obligations under this Agreement.

2.                                      Investor Representations and Warranties.  To induce Parent to issue and deliver shares of Parent Stock as herein provided, Contributor hereby makes the following representations and warranties to Parent and Buyer:

(a)                                 Authority.  Contributor has all necessary power and authority, and competence and capacity, to execute and deliver this Agreement, to perform his obligations hereunder and to consummate the transactions contemplated hereby.  The execution, delivery and performance by Contributor of this Agreement and the consummation by Contributor of the transactions contemplated hereby have been duly and validly authorized by all necessary action, and no other action on the part of Contributor is necessary to authorize the execution, delivery or performance of this Agreement or the consummation of the transactions contemplated hereby.  This Agreement has been duly executed and delivered by Contributor and, assuming due execution and delivery by Parent and Buyer, this Agreement constitutes the legal, valid and binding obligation of Contributor, enforceable against Contributor in accordance with its terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether considered in a proceeding in equity or at law).

(b)                                 Securities.  Contributor owns beneficially and of record the Contributed Units, free and clear of any Encumbrance.  Contributor has the right, authority and power to sell, assign and transfer the Contributed Units at the Rollover Closing to Parent.  Upon delivery to Parent of certificates (if any) for the Contributed Units at the Rollover Closing and Parent’s delivery of the shares of Parent Stock, each as provided for in this Agreement, Buyer, as Parent’s designee, shall acquire good and valid title to the Contributed Units, free and clear of all Encumbrances other than restrictions on transfer under applicable state or federal securities Laws or under any organizational documents of the Company or other Encumbrances created by Buyer.

(c)                                  No Conflict.  The execution, delivery and performance by Contributor of this Agreement, and the consummation of the transactions contemplated hereby, does not and will not (with or without the giving of notices or passage of time) (i) conflict with or violate in any material respect any Law or order of any Governmental Authority applicable to Contributor or by which any property or asset of Contributor is bound or affected, (ii) conflict with, result in any breach of, constitute a default (or an event that, with notice or lapse of time or both, would become a default) under, result in the acceleration of, create in any party the right to accelerate, terminate, modify or cancel, or require any consent of, or notice to, any Person pursuant to, any contract, lease, license, instrument, agreement or other arrangement to which Contributor is a party, or (iii) result in the creation or imposition of any Encumbrance on any of the Contributed Units; except, in the case of clause (ii), for any such conflicts, violations, breaches, defaults or other occurrences that would not, individually or in the aggregate, reasonably be expected to materially delay or materially impede the performance by Contributor of his obligations under this Agreement or the consummation of the transactions contemplated hereby or that arise as a result of any facts or circumstances relating to Parent or Buyer or any of their respective Affiliates.

(d)                                 Required Filings and Consents. Contributor is not required to file, seek or obtain any authorization, approval, waiver, order, Permit or consent of or with, or give any notice to, any Governmental Authority or other third party in connection with the execution, delivery and performance by Contributor of this Agreement or the consummation of the transactions contemplated hereby, except:  (i) for any filings required to be made under the HSR Act; (ii) for such filings as may be required by any applicable federal or state securities or “blue sky” Laws; (iii) where failure to obtain such consent, approval, authorization or action, or to make such filing or notification, would not, individually or in the aggregate, reasonably be expected to materially delay or materially impede the performance by Contributor of his obligations under this Agreement or the consummation of the transactions contemplated hereby; or (iv) as may be necessary as a result of any facts or circumstances relating to Buyer or any of its Affiliates.

(e)                                  No Brokers or Finders.  Except for Morgan Stanley & Co. LLC, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of Contributor.

(f)                                   Investment Representations.

(i)                                     Contributor acknowledges that (i) the offering and issuance of Parent Stock hereunder is made pursuant to exemptions from the registration requirements of the Securities Act and pursuant to exemptions from the registration and other requirements of applicable state securities Laws and (ii) Parent and Buyer are relying on his representations and warranties in this Agreement in connection with such exemptions.

(ii)                                  Contributor is acquiring shares of Parent Stock pursuant to this Agreement for his own account for investment purposes only, and not with a view to, or for resale in connection with, any distribution that would require registration under the Securities Act or the securities Laws of any state.

(iii)                               Contributor understands that (i) the shares of Parent Stock to be acquired by him pursuant to this Agreement (A) have not been registered under the Securities Act or any state securities Laws, (B) will be issued in reliance upon exemptions from the registration and prospectus delivery requirements of the Securities Act that relate to private offerings, (C) will be issued in reliance upon exemptions from the registration and prospectus delivery requirements of state securities Laws that relate to private offerings and (D) may be required to be held by him indefinitely, and (ii) he must therefore bear the economic risk of such investment in the shares of Parent Stock to be acquired by him pursuant to this Agreement for an indefinite period of time unless a subsequent disposition thereof is registered under the Securities Act and applicable state securities Laws or is exempt therefrom.  Contributor further understands that such exemptions under the Securities Act and applicable state securities Laws depend upon, among other things, the bona fide nature of the investment intent of Contributor expressed in this Agreement.

(iv)                              Contributor acknowledges and agrees that the shares of Parent Stock to be acquired by him pursuant to this Agreement may not be sold, transferred or otherwise disposed of without satisfaction of certain requirements of applicable Law, including registration under, or the availability of an exemption from registration under, the Securities Act and applicable state securities Laws.

(v)                                 Contributor acknowledges and agrees that (i) Parent and Buyer have provided him and his advisors and agents, if any, with the opportunity to ask questions of Parent, Buyer and their representatives or agents concerning the terms of his potential acquisition of shares of Parent Stock pursuant to this Agreement, and all such questions have been answered to his satisfaction, (ii) he has, to the extent he has deemed necessary, retained (at his own expense) and relied upon appropriate professional advice of his own advisors regarding the investment, Tax and legal merits and consequences of an investment in the shares of Parent Stock to be acquired by him pursuant to this Agreement, (iii) he and his advisors and agents, if any, have been furnished (or provided access to) all material information regarding the business and financial condition of Parent, the attributes of the Parent Stock and the merits and risks of an investment in shares of Parent Stock that he and his advisors and agents, if any, have requested or otherwise need to evaluate the investment in the shares of Parent Stock to be acquired by him pursuant to this Agreement, and neither Contributor nor any of his advisors or agents, if any, desires any further information or data concerning Parent or the Parent Stock, and (iv) he and his advisors and agents, if any, are familiar with investments of the nature of Parent Stock and have substantial knowledge and experience in financial and business matters such that Contributor, as assisted by its advisors and agents (if any), is capable of evaluating, and has evaluated, the merits and risks inherent in acquiring the shares of Parent Stock to be acquired by him pursuant to this Agreement.

(vi)                              Contributor is an “accredited investor” as defined in Rule 501 of Regulation D promulgated under the Securities Act.  Contributor has not received any legal, business, Tax or other advice from Parent, Buyer or any of their respective directors, officers, employees, counsel, Affiliates or other representatives with respect to his investment decision in the shares of Parent Stock to be acquired by him pursuant to this Agreement.

(vii)                           Contributor acknowledges and agrees that, except as otherwise indicated therein, the materials made available to him by Parent or Buyer speak as of the date thereof, and neither Parent nor Buyer undertakes to notify him of any change in the affairs of Parent after the respective dates of such materials.

(viii)                        Contributor acknowledges and agrees that (A) the only representations and warranties made by Parent or Buyer in connection the transactions contemplated by this Agreement are those contained in this Agreement, and (B) the only information made available to him in connection with the transactions contemplated hereby on which he should rely is contained in this Agreement, the Purchase Agreement and Parent’s filings with the Securities Exchange Commission.

(ix)                              The solicitation of an offer to buy the shares of Parent Stock to be acquired by Contributor pursuant to this Agreement was communicated to him in such a manner that at no time was Contributor presented with or solicited by or through any leaflet, public promotional meeting, television advertisement or any other form of general or public advertising or solicitation.

(x)                                 Contributor acknowledges and agrees that he has been advised that:

THE SUBSCRIBED SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION OR REGULATORY AUTHORITY.  ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

IN MAKING AN INVESTMENT DECISION SUCH SELLER MUST RELY ON HIS OWN EXAMINATION OF PARENT, THE PARENT STOCK AND THE TERMS OF THIS AGREEMENT, INCLUDING THE MERITS AND RISKS INVOLVED.

3.                                      Parent and Buyer Representations and Warranties.  Each of Parent and Buyer hereby make the following representations and warranties to Contributor:

(a)                                 Organization.  Each of Parent and Buyer is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware and has all necessary corporate power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted.

(b)                                 Authority.  Each of Parent and Buyer has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby.  The execution, delivery and performance by Parent and Buyer of this Agreement and the consummation by Parent and Buyer of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action, and no other action on the part of Parent or Buyer is necessary to authorize the execution, delivery or performance of this Agreement or the consummation of the transactions contemplated hereby or thereby.  This Agreement has been duly and validly executed and delivered by Parent and Buyer and, assuming due execution and delivery by Contributor, this Agreement constitutes the legal, valid and binding obligation of each of Parent and Buyer, enforceable against each of Parent and Buyer in accordance with its terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether considered in a proceeding in equity or at law).

(c)                                  No Conflict.  The execution, delivery and performance by Parent and Buyer of this Agreement, and the consummation of the transactions contemplated hereby, does not and will not (with or without the giving of notices or passage of time) (i) conflict with or violate the certificate of incorporation or bylaws of Parent or Buyer, (ii) conflict with or violate in any material respect any Law or order of any Governmental Authority applicable to Parent or Buyer or by which any property or asset of Parent or Buyer is bound or affected, or (iii) conflict with, result in any breach of, constitute a default (or an event that, with notice or lapse of time or both, would become a default) under, result in the acceleration of, create in any party the right to accelerate, terminate, modify or cancel, or require any consent of, or notice to, any Person pursuant to, any material contract, lease, license, instrument, agreement or other arrangement to which Parent or Buyer is a party; except, in the case of clause (iii), for any such conflicts, violations, breaches, defaults or other occurrences that would not, individually or in the aggregate, reasonably be expected to materially delay or materially impede the performance by Parent or Buyer of their obligations under this Agreement or the consummation of the transactions contemplated hereby or that arise as a result of any facts or circumstances relating to the Company, the Sellers or any of their respective Affiliates.

(d)                                 Neither Buyer, nor Parent is required to file, seek or obtain any authorization, approval, waiver, order, Permit or consent of or with, or give any notice to, any Governmental Authority or other third party in connection with the execution, delivery and performance by Buyer or Parent of this Agreement or the consummation of the transactions contemplated hereby or thereby, except (i) for any filings required to be made under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, (ii) for such filings as may be required by any applicable federal or state securities or “blue sky” Laws, (iii) where failure to obtain such consent, approval, authorization or action, or to make such filing or notification, would not, individually or in the aggregate, reasonably be expected to have materially delay or materially impede the performance by Buyer or Parent of its respective obligations under this Agreement or the consummation of the transactions contemplated hereby or (iv) as may be necessary as a result of any facts or circumstances relating to the Company, the Sellers or any of their respective Affiliates.

(e)                                  Parent Stock.  Upon delivery to Contributor of certificates (if any) for the shares of Parent Stock at the Rollover Closing and Contributor’s contribution of the Contributed Units to Buyer as provided for in this Agreement, (i) Contributor shall acquire good and valid title to the shares of Parent Stock, free and clear of any Encumbrance other than restrictions on transfer under applicable state or federal securities Laws or under any organizational documents of Parent or other Encumbrances created by Contributor or otherwise set forth herein, and (ii) such shares of Parent Stock will have been duly authorized and validly issued and will be fully paid and nonassessable and will not have been issued in violation of any preemptive or similar rights.  There are no restrictions on, or agreements with respect to, the voting rights of the shares of Parent Stock that would, as of the Rollover Closing, impair or restrict Contributor’s rights to vote such shares of Parent Stock immediately after the Rollover Closing, including, without limitation, any proxies or voting trusts.

4.                                      Conditions to the Obligations of Parent and Contributor.  Each party’s respective obligations to consummate the transactions contemplated by Section 1 is subject to (i) the satisfaction or waiver on or prior to the Rollover Closing of all conditions to closing set forth in Article VI of the Purchase Agreement (other than the consummation of the Rollover Closing and such conditions as may, by their terms, only be satisfied at the Closing or on the Closing Date, but subject to the satisfaction or waiver of those conditions)), (ii) each party to the Purchase Agreement being ready, willing and able to consummate the Acquisition following completion of the transactions contemplated by this Agreement, and (iii) Parent’s satisfaction of its obligations set forth in Section 5.

5.                                      Covenants of Parent.  Parent covenants and agrees that, prior to the Rollover Closing, Parent’s board of directors or a committee of Parent’s board of directors composed solely of two or more non-employee directors shall approve the transactions contemplated by this Agreement and cause the issuance of the shares of Parent Stock to be acquired by Contributor pursuant to this Agreement to be exempt from Section 16(b) of the Exchange Act of 1934 pursuant to Rule 16b-3(d) promulgated thereunder.

6.                                      Termination.

(a)                                 This Agreement shall terminate automatically without any action on the part of the parties hereto upon the termination of the Purchase Agreement in accordance with the terms thereof.

(b)                                 If this Agreement is terminated pursuant to Section 6(a), this Agreement shall forthwith become null and void and there shall be no liability or obligation on the part of Parent or Contributor, except as set forth in Section 1(g).  Notwithstanding the foregoing, the provisions in Sections 8(d), 8(f), 8(k), and 8(l) will survive the termination hereof.  Nothing herein shall relieve any party hereto from liability for any material breach of this Agreement or any agreement made as of the date hereof or subsequent thereto pursuant to this Agreement.

7.                                      Lock-Up Period.  Contributor hereby agrees that during the one (1) year period immediately following the Closing Date (the “Lock-Up Period”), he will not offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, any shares of Parent Stock or securities convertible into or exchangeable or exercisable for any shares of Parent Stock, enter into a transaction which would have the same effect, or enter into any swap, hedge or other arrangement that transfers, in whole or in part, any of the economic consequences of ownership of the shares of Parent Stock, whether any such aforementioned transaction is to be settled by delivery of the shares of Parent Stock or such other securities, in cash or otherwise, or publicly disclose the intention to make any such offer, sale, pledge or disposition, or to enter into any such transaction, swap, hedge or other arrangement; provided that, if during the Lock-Up Period and after the six (6)-month anniversary of the Closing Date, Parent’s stockholder, J.W. Childs Associates, L.P. or its Affiliates, proposes to sell shares of Parent Stock in connection with any registered underwritten offering, Contributor shall be promptly notified thereof and permitted to participate in such registered underwritten offering and sell shares of Parent Stock pursuant to the Registration Rights Agreement, and the restrictions in this Section 7 shall be waived solely with respect to such offering and sale. In addition, the limitations of this Section 7 shall not apply to transfers of Parent Stock or securities convertible into or exchangeable or exercisable for any shares of Parent Stock:  (i) as a bona fide gift or gifts, (ii) to any beneficiary of Contributor pursuant to a will, other testamentary document or applicable Laws of descent, (iii) to an immediate family member or trust for the benefit of an immediate family member (for purposes of this Agreement, “immediate family” shall mean any relationship by blood, marriage or adoption, not more remote than first cousin), or (iv) to a limited liability company or partnership wholly-owned by Contributor; provided that, in each case (i) through (iv), such transfer complies with Parent’s insider trading policies and applicable federal and state securities Laws and each donee, beneficiary or transferee shall agree to be bound by the same restrictions in place for Contributor pursuant to this Section 7 for the remainder of the Lock-Up Period.  Contributor agrees and consents to the entry of stop transfer instructions with Parent’s transfer agent and registrar against the transfer by him of shares of Parent Stock except in compliance with this Section 7.  Contributor acknowledges that the sale, pledge or other disposition of the shares of Parent Stock delivered under this Agreement may be limited by Parent’s insider trading policies and applicable federal and state securities Laws.

8.                                      Miscellaneous.

(a)                                 Entire Agreement and Amendments.  This Agreement and the Purchase Agreement (including the exhibits, schedules and disclosure letters thereto), together with the exhibits hereto, set forth the entire understanding of the parties and supersede all other prior and contemporaneous agreements, arrangements, understandings and communications, whether oral or written, with respect to the subject matter hereof and thereof.  Amendments or modifications to this Agreement may only be made, upon the written consent of Contributor, Buyer and Parent.

(b)                                 Further Assurances.  From time to time, each party hereto will execute and deliver, or cause to be executed and delivered, all such documents and instruments as may be reasonably necessary to consummate the transactions contemplated by this Agreement.

(c)                                  Notices.  All notices and other communications hereunder shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered personally, or if by facsimile or e mail, upon written confirmation of receipt by facsimile, e-mail or otherwise, (b) on the first (1st) Business Day following the date of dispatch if delivered utilizing a next-day service by a recognized next-day courier or (c) on the earlier of confirmed receipt or the fifth (5th) Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid.  All notices hereunder shall be delivered to the addresses set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

(i)                                     If to Parent or Buyer, to:

Mattress Firm, Inc.

5815 Gulf Freeway

Houston, Texas 77023

Attention:  Chief Financial Officer

Facsimile:  (713) 921-4053

E-mail: alex.weiss@mfrm.com

with a copy (which shall not constitute notice) to:

Mattress Firm, Inc.

5815 Gulf Freeway

Houston, Texas 77023

Attention:  General Counsel

Facsimile:  (713) 921-4053

E-mail: kindel.elam@mfrm.com

with a further copy (which shall not constitute notice) to:

Norton Rose Fulbright

1301 McKinney, Suite 5100

Houston, Texas 77010

Attention:  Gene G. Lewis

Email:  gene.lewis@nortonrosefulbright.com

(ii)                                 If to Contributor, to:

HMK Mattress Holdings LLC

1000 South Oyster Bay Road

Hicksville, NY 11801

Attention:                                         Adam Blank

Facsimile:                                         (516) 861-8810

E-mail:  ABlank@sleepys.com

with a copy (which shall not constitute notice) to:

Gibson, Dunn & Crutcher LLP

200 Park Avenue

New York, NY 10166

Attention:                                         Sean P. Griffiths

Facsimile:                                         (212) 351-5222

E-mail:  sgriffiths@gibsondunn.com

(d)                                 Governing Law.  This Agreement and all disputes or controversies arising out of or relating to this Agreement or the transactions contemplated hereby shall be governed by, and construed in accordance with, the internal Laws of the State of Delaware, without regard to the Laws of any other jurisdiction that might be applied because of the conflicts of laws principles of the State of Delaware.

(e)                                  Assignment.  Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of law or otherwise, by any party without the prior written consent of the other parties hereto, and any such assignment without such prior written consent shall be null and void.  This Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and permitted assigns.

(f)                                   Costs and Expenses.  All fees and expenses (including fees and expenses of a party’s Representatives) incurred in connection with or related to the negotiation and performance of this Agreement and the transactions contemplated hereby shall be paid by the party incurring such fees or expenses, whether or not such transactions are consummated.

(g)                                  Counterparts.  This Agreement may be executed in two (2) or more counterparts, all of which shall be considered one and the same instrument and shall become effective when one (1) or more counterparts have been signed by each of the parties and delivered to the other parties.

(h)                                 Headings.  All headings and captions in this Agreement are for purposes of reference only and shall not be construed to limit or affect the substance of this Agreement.

(i)                                     Severability.  Whenever possible, each provision or portion of any provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable Law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or portion of any provision in such jurisdiction, and this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein.

(j)                                    Waiver; Extension.  At any time prior to the Rollover Closing, the parties hereto may, to the extent permitted by applicable Law, (a) waive any inaccuracies in the representations and warranties of the other parties contained in this Agreement or any document delivered pursuant hereto or (b) subject to applicable Law, waive compliance with any of the agreements or conditions of the other parties contained herein.  Any agreement on the part of a party hereto to any such waiver shall be valid only if set forth in a written instrument executed and delivered by a duly authorized officer (if applicable) on behalf of such party.  No failure or delay of any party in exercising any right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such right or power, or any course of conduct, preclude any other or further exercise thereof or the exercise of any other right or power.

(k)                                 Consent to Jurisdiction.  Each of the parties irrevocably agrees that any legal Action arising out of or relating to this Agreement or the transactions contemplated hereby brought by any party or its Affiliates against any other party or its Affiliates shall be brought and determined in the Court of Chancery of the State of Delaware; provided, that if jurisdiction is not then available in the Court of Chancery of the State of Delaware, then any such legal Action may be brought in any federal court located in the State of Delaware or any other Delaware state court.  Each of the parties hereby irrevocably submits to the jurisdiction of the aforesaid courts for itself and with respect to its property, generally and unconditionally, with regard to any such Action arising out of or relating to this Agreement and the transactions contemplated hereby.  Each of the parties agrees not to commence any Action relating thereto except in the courts described above in Delaware, other than Actions in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such court in Delaware as described herein.  Each of the parties further agrees that notice as provided herein shall constitute sufficient service of process and the parties further waive any argument that such service is insufficient.  Each of the parties hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any Action arising out of or relating to this Agreement or the transactions contemplated hereby, (a) any claim that it is not personally subject to the jurisdiction of the courts in Delaware as described herein for any reason, (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) that (i) the Action in any such court is brought in an inconvenient forum, (ii) the venue of such Action is improper or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

(l)                                     WAIVER OF JURY TRIAL.  EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ALL RIGHTS TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

(m)                             Recovery; Specific Performance.  The parties acknowledge and agree that each party hereto will be entitled to all rights and remedies available at law or in equity for any breach hereof, including, with respect to any breach by Contributor, a right of offset for damages incurred by Parent and Buyer against the shares of Parent Stock issued pursuant hereto.  The parties agree that irreparable damages would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached.  Accordingly, each of the parties hereto shall be entitled to specific performance of the terms hereof, including an injunction or injunctions to prevent breaches (or threatened beaches) of this Agreement and to enforce specifically the terms and provisions of this Agreement, this being in addition to any other remedy to which such party is entitled at law or in equity.  Each of the parties hereby further waives (a) any defense in any action for specific performance that a remedy at law would be adequate and (b) any requirement under any Law to post security as a prerequisite to obtaining equitable relief.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK — SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement effective as of the date first above written.

MATTRESS FIRM, INC.

By:	/s/ Steve Stagner
Name: Steve Stagner
Title: Chief Executive Officer

MATTRESS FIRM HOLDING CORP.

By:	/s/ Steve Stagner
Name: Steve Stagner
Title: Chief Executive Officer

[Signature Page to Contribution Agreement]

EXHIBIT A

/s/ Adam Blank
Adam Blank

[Signature Page to Contribution Agreement]

Exhibit A

JOINDER TO
REGISTRATION RIGHTS AGREEMENT

This Joinder to Registration Rights Agreement (this “Joinder to Registration Rights Agreement”), dated as of [      ], 2016 (the “Effective Date”), is entered into by Adam Blank (the “New Stockholder”) and is approved by Mattress Firm Holding Corp., a Delaware corporation (together with its successors and assigns, the “Company”), the undersigned Sponsor Stockholder and the undersigned Non-Sponsor Stockholders holding a majority of the shares held by the Non-Sponsor Stockholders.  This Joinder to Registration Rights Agreement will be effective upon execution by the New Stockholder, the Company, the Sponsor Stockholder, and Non-Sponsor Stockholders holding a majority of the shares held by all Non-Sponsor Stockholders.

Reference is hereby made to that certain Registration Rights Agreement entered into as of the 23rd day of November, 2011 by and among (i) the Company, (ii) Mattress Holdings, LLC (the “Parent”) and (iii) certain equity holders of the Parent (the “Registration Rights Agreement”).  Each capitalized term not otherwise defined herein shall have the meaning given to it in the Registration Rights Agreement.

WHEREAS, the Company and its subsidiary Mattress Firm, Inc., a Delaware corporation (“MFI”), have entered into that certain Contribution Agreement dated [       ], 2015, by and among MFI, the Company, and the New Stockholder (the “Contribution Agreement”);

WHEREAS, pursuant to the Contribution Agreement, the Company and MFI have agreed to provide the New Stockholder certain registration rights pursuant to the Registration Rights Agreement commencing on the Effective Date;

NOW THEREFORE, in consideration of the mutual promises, representations, warranties, covenants and conditions set forth in the Contribution Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties to this Joinder to Registration Rights Agreement hereby agree as follows:

By executing this Joinder to Registration Rights Agreement, effective as of the Effective Date, the New Stockholder hereby agrees to and shall become a party to the Registration Rights Agreement as a Stockholder and, as such, shall be entitled to all of the rights and privileges, and bound by all of the terms and conditions, thereof.

[Signature Pages Follow]

IN WITNESS WHEREOF, the undersigned have executed this Joinder to Registration Rights Agreement effective as of the Effective Date.

NEW STOCKHOLDER:

Adam Blank

This Joinder to Registration Rights Agreement is hereby approved by the Company, the Sponsor Stockholder and Non-Sponsor Stockholders holding a majority of the shares held by the Non-Sponsor Stockholders.

COMPANY:

MATTRESS FIRM HOLDING CORP.

By:
Name:
Title:

SPONSOR STOCKHOLDER:

JWC MATTRESS HOLDINGS, LLC

By:
Name:
Title:

NON-SPONSOR STOCKHOLDERS:

Jim R. Black

John W. Childs

Stephen G. Fendrich

David A. Fiorentino

Bruce Levy

R. Stephen Stagner

Adam L. Suttin

Frederick C. Tinsey III

William E. Watts

Karrie Forbes

Matthew Forbes

Dan McGuire

Kenneth Murphy

Craig McAndrews